Exhibit 2.2

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of February 21, 2021, by and among NextGen Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Xos, Inc., a Delaware corporation (the “Company”) (such agreement, the “Merger Agreement”), is made and entered into as of May 14, 2021 by and among Acquiror, Merger Sub and the Company. Acquiror, Merger Sub and the Company are referred to sometimes individually as a “Party” and, collectively herein as the “Parties.”

RECITALS

WHEREAS, the Parties desire to amend the Merger Agreement; and

WHEREAS, Section 11.11 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment and the Merger Agreement, for other good and valuable consideration, the value, receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AMENDMENT

1. Capitalized terms in this Amendment that are used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

2. The fourth recital as set forth in the Recitals of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“WHEREAS, in connection with the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (b) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (c) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; and (d) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Warrant;”

3. The definition of “Domesticated Acquiror Unit” as set forth in Section 1.1 of the Merger Agreement is hereby deleted in its entirety.

4. Section 7.7 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Warrant.”

5. Section 8.2(a)(i) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(i) As promptly as practicable after the execution of this Agreement and receipt of the 2020 Audited Financial Statements, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock, Acquiror Common Warrants and Cayman Acquiror Units in the Domestication and (B) the shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

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6. Exhibit A to the Merger Agreement is hereby deleted and replaced in its entirety with the attached Exhibit A-1. All references to Exhibit A in the Merger Agreement are amended to refer to such Exhibit A-1 in the Merger Agreement.

7. Except as expressly amended, modified and/or supplemented by this Amendment, all terms, conditions and provisions of the Merger Agreement are and will remain in full force and effect and as hereby amended are hereby ratified and confirmed by the parties to the Merger Agreement and this Amendment in all respects. Without limiting the generality of the foregoing, the amendments, modifications and/or supplements contained herein will not be construed as an amendment to or waiver of any other provision of the Merger Agreement or as a waiver of or consent to any further or future action on the part of either party that would require the waiver or consent of the other party. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Merger Agreement and the Ancillary Agreements will mean and be a reference to the Merger Agreement, as amended, modified and/or supplemented by this Amendment.

8. In the event of any inconsistency or conflict between the terms and provisions of the Merger Agreement, on the one hand, and this Amendment, on the other hand, the terms and provisions of this Amendment shall govern and control.

9. The provisions contained in Sections 10.1 (Termination), 10.2 (Effect of Termination), 11.3 (Notices), 11.4 (Assignment), 11.5 (Rights of Third Parties), 11.6 (Expenses), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial), 11.15 (Enforcement), 11.16 (Non-Recourse) and 11.18 (Conflicts and Privilege) of the Merger Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Amendment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

NEXTGEN ACQUISITION CORPORATION

By:	/s/ Patrick T. Ford
	Name:	Patrick T. Ford
	Title:	Chief Financial Officer and Secretary

SKY MERGER SUB I, INC.

By:	/s/ Patrick T. Ford
	Name:	Patrick T. Ford
	Title:	President

[Signature Page to Amendment to the Agreement and Plan of Merger]

XOS, INC.

By:	/s/ Dakota Semler
	Name:	Dakota Semler
	Title:	Chief Executive Officer

[Signature Page to Amendment to the Agreement and Plan of Merger]

Exhibit A-1

Form of Certificate of Incorporation of Acquiror upon Domestication

[See Attached]

CERTIFICATE OF INCORPORATION
OF
XOS, INC.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation is Xos, Inc. (the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is [●] shares. [●] shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). [●] shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2. BOARD OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders after the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders after the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders after the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock, any individual director or directors may be removed only with cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

4. VACANCIES. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

1. BYLAW AMENDMENTS. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

3. Subject to the rights of the holders of shares of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

5. Subject to the rights of the holders of shares of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board of Directors, the chief executive officer of the Corporation or the Board of Directors, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

B. To the fullest extent permitted by applicable law, the Corporation shall indemnify (and provide advancement of expenses to) directors and officers of the Corporation (and may indemnify and provide advancement of expenses to employees, agents any other persons to which applicable law permits the Corporation to provide indemnification), including through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

The rights to indemnification and to the advance of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The name and the mailing address of the Sole Incorporator is:

[●]

[●]

VIII.

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VIII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. If any action the subject matter of which is within the scope of Section VIII.A is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section VIII.A (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

D. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

IX.

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article IX, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VIII and IX.

C. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be signed on this [●] day of [●], 2021.

XOS, INC.

[●]
Sole Incorporator